eNett International (Jersey) Limited Company Number 103203 Consolidated Financial Statements for the year ended - 31 December 2019 Exhibit 99.2

1 2 7 8 9 11 13 eNett International (Jersey) Limited Contents For the year ended 31 December 2019 Company Information Independent auditor's report to the members of eNett International (Jersey) Limited Consolidated statements of comprehensive income Consolidated statements of financial position Consolidated statements of changes in equity Consolidated statements of cash flows Notes to the consolidated financial statements 14

eNett International (Jersey) Limited Company Information For the year ended 31 December 2019 2 Address 12 Castle Street St. Helier, Jersey JE2 3RT Registered Office 12 Castle Street St. Helier, Jersey JE2 3RT Place of incorporation Jersey, Channel Islands Date of incorporation 12 May 2009 Company number 103203 Directors Anthony Hynes Robert Bishop David Yates (Chairman) (appointed 30 May 2019) Adam Coyle (appointed 30 May 2019) Frank Baker (appointed 30 May 2019) Peter Berger (appointed 30 May 2019) Michael Hulslander (appointed 30 May 2019) Jesse Cohn (appointed 30 May 2019) Jason Genrich (appointed 30 May 2019) Bruce Kenny (appointed 30 May 2019) Adam Olding (appointed 18 August 2019) Auditor Deloitte LLP Statutory Auditor 2 New Street Square London United Kingdom Bankers Citibank N.A. Citigroup Centre Canada Square, Canary Wharf London E14 5LB

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eNett International (Jersey) Limited Independent auditor's report to the members of eNett International (Jersey) Limited 7 We have audited the accompanying consolidated financial statements of eNett International (Jersey) Limited and its subsidiaries (the "Company"), which comprise the consolidated statement of financial position as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive income, changes in equity, and statement of cash flows for the years then ended, and the related notes to the consolidated financial statements. Management's Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of eNett International (Jersey) Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Emphasis of matter – US GAAP information International Financial Reporting Standards as issued by the International Accounting Standards Board vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 35 to the financial statements. Deloitte LLP London, United Kingdom Date: 27 April 2020

eNett International (Jersey) Limited Consolidated statements of comprehensive income For the year ended 31 December 2019 Group Note Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ The above consolidated statements of comprehensive income should be read in conjunction with the accompanying notes 8 Revenue 6 388,588,491 315,275,333 Cost of sales (316,020,529) (237,839,069) Gross Profit 72,567,962 77,436,264 Administration expenses 8 (34,655,344) (36,895,293) Marketing expenses (514,510) (902,199) Other expenses 7 (16,035,081) (13,863,265) Operating profit 21,363,027 25,775,507 Interest income 1,305,824 523,650 Finance cost 9 (80,872) - Profit before income tax expense 22,587,979 26,299,157 Income tax expense 33 (4,647,579) (5,980,465) Profit after income tax expense for the year 17,940,400 20,318,692 Other comprehensive income Items that may be reclassified subsequently to profit or loss Foreign currency translation (92,911) (84,175) Other comprehensive income for the year, net of tax (92,911) (84,175) Total comprehensive income for the year 17,847,489 20,234,517 Profit for the year is attributable to: Non-controlling interest 5,929,286 6,274,687 Owners of eNett International (Jersey) Limited 12,011,114 14,044,005 17,940,400 20,318,692 Total comprehensive income for the year is attributable to: Non-controlling interest 5,898,579 6,248,693 Owners of eNett International (Jersey) Limited 11,948,910 13,985,824 17,847,489 20,234,517 All activities related to continuing operations.

eNett International (Jersey) Limited Consolidated statements of financial position As at 31 December 2019 Group Note As at 31 December 2019 As at 31 December 2018 US$ US$ The above consolidated statements of financial position should be read in conjunction with the accompanying notes 9 Assets Current assets Cash and cash equivalents 10 94,744,165 78,209,886 Trade and other receivables 11 28,868,050 13,814,547 Other current assets 13 8,130,340 7,426,294 Total current assets 131,742,555 99,450,727 Non-current assets Investment in subsidiaries 26 - - Property, plant and equipment 14 428,609 332,287 Right-of-use assets 12 913,934 - Intangible assets 15 13,914,716 14,723,455 Deferred tax asset 17 2,994,714 1,822,610 Goodwill 16 7,329,283 7,329,283 Total non-current assets 25,581,256 24,207,635 Total assets 157,323,811 123,658,362 Liabilities Current liabilities Trade and other payables 18 57,093,207 40,536,300 Lease liabilities 19 459,641 - Current tax payable 20 2,836,993 3,304,771 Provisions 21 1,379,295 1,172,423 Deferred income 22 2,666,884 2,666,884 Total current liabilities 64,436,020 47,680,378 Non-current liabilities Lease liabilities 19 455,029 - Deferred tax liability 23 1,620,734 1,814,533 Provisions 21 453,336 358,910 Deferred income 22 2,347,901 4,011,901 Total non-current liabilities 4,877,000 6,185,344 Total liabilities 69,313,020 53,865,722 Net assets 88,010,791 69,792,640 Equity Share capital 24 37,899,559 37,899,559 Foreign currency translation reserve 309,056 401,967 Share-based payments reserve 12,868,290 12,497,628 Retained profits/(accumulated losses) 36,933,886 18,993,486 Total equity 88,010,791 69,792,640 Equity attributable to: Non-controlling interests 29,087,487 21,552,912 Owners of eNett International (Jersey) Limited 58,923,304 48,239,728

eNett International (Jersey) Limited
Consolidated statements of changes in equity
For the year ended 31 December 2019

Group	Share capital US$	Share-based payments reserve US$	Foreign currency translation reserve US$	Retained (losses) / earnings US$	Total equity US$
Balance at 1 January 2018	37,899,559	8,865,421	486,142	(1,325,206)	45,925,916
Profit after income tax expense for the year	-	-	-	20,318,692	20,318,692
Other comprehensive income for the year, net of tax	-	-	(84,175)	-	(84,175)
Total comprehensive income for the year	-	-	(84,175)	20,318,692	20,234,517
Share-based payments (note 25)	-	3,632,207	-	-	3,632,207
Balance at 31 December 2018	37,899,559	12,497,628	401,967	18,993,486	69,792,640

Group	Share capital US$	Share-based payments reserve US$	Foreign currency translation reserve US$	Retained (losses) / earnings US$	Total equity US$
Balance at 1 January 2019	37,899,559	12,497,628	401,967	18,993,486	69,792,640
Profit after income tax expense for the year	-	-	-	17,940,400	17,940,400
Other comprehensive income for the year, net of tax	-	-	(92,911)	-	(92,911)
Total comprehensive income for the year	-	-	(92,911)	17,940,400	17,847,489
Share-based payments (note 25)	-	370,662	-	-	370,662
Balance at 31 December 2019	37,899,559	12,868,290	309,056	36,933,886	88,010,791

The above consolidated statements of changes in equity should be read in conjunction with the accompanying notes

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eNett International (Jersey) Limited Consolidated statements of cash flows For the year ended 31 December 2019 Group Note Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ The above consolidated statements of cash flows should be read in conjunction with the accompanying notes 13 Cash flows from investing activities Payments for property, plant and equipment 14 (264,123) (309,395) Payments for intangibles 15 (86,997) (219,836) Interest received 1,305,824 523,650 Payments for intellectual property - internal software development (6,156,655) (6,429,562) Net cash used in investing activities (5,201,951) (6,435,143) Cash flows from financing activities Interest paid on lease liabilities (80,872) - Repayment of lease liabilities (1,036,479) - Net cash used in financing activities (1,117,351) - Net increase in cash and cash equivalents 16,598,693 19,479,048 Cash and cash equivalents at the beginning of the financial year 10 78,209,886 58,733,881 Effects of exchange rate changes on cash and cash equivalents (64,414) (3,043) Cash and cash equivalents at the end of the financial year 10 94,744,165 78,209,886 Cash and cash equivalents includes client funds not available for use by the group as set out in Note 10. Cash flows from operating activities Profit before income tax expense for the year 22,587,979 26,299,157 Adjustments for: Depreciation and amortisation 7 7,212,042 7,373,931 Depreciation of right-of-use assets 7 978,491 - Equity-settled employee benefits charge 25 370,662 3,632,206 Finance income - interest received (1,305,824) (523,650) Finance costs 9 80,872 - 29,924,222 36,781,644 Change in operating assets and liabilities: (Increase)/decrease in trade and other receivables 11 (15,053,503) (4,614,338) Increase in other current assets 13 (704,046) (3,066,381) Increase/(decrease) in trade and other payables 18 16,556,907 3,132,304 Increase in other provisions 21 301,298 197,782 Decrease in deferred income 22 (1,664,000) (1,664,000) Income tax paid (6,442,883) (4,852,820) Net cash from operating activities 22,917,995 25,914,191

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 14 Note 1. General information eNett International (Jersey) Limited (the "Company"), is a limited liability company incorporated in Jersey (Channel Islands). Travelport Limited (a company incorporated in Bermuda) has a 68% ownership interest in the Company at 31 December 2019. Optal Limited (a company incorporated in the United Kingdom) has a 21% ownership interest in the company. The remaining 11% is held by participants of the employee share plan. Travelport Limited's ultimate parents are affiliates of Siris Capital Group, LLC and Evergreen Coast Capital Corp. The address of the Company’s registered office is disclosed on page 2. The principal activities of the Company and its subsidiaries are disclosed in the Directors’ Report. Note 2. Application of new and revised International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) New and revised IFRS Standards that are effective for the future period At the date of authorisation of these financial statements, the Group has not applied the following new and revised IFRS Standards that have been issued but are not yet effective. IFRS 17 Insurance Contracts IFRS 10 and IAS 28 (amendments) Sale or Contribution of Assets between an Investor and its Associate or Joint Venture Amendments to IFRS 3 Definition of a business Amendments to IAS 1 and IAS 8 Definition of material Conceptual Framework Amendments to References to the Conceptual Framework in IFRS Standards The Directors do not expect that the adoption of the IFRS Standards listed above will have a material impact on the financial statements of the Group in future periods. New IFRS Standards that are effective for the current year Impact of initial application of IFRS 16 Leases In the current year, the Group has applied IFRS 16 Leases (as issued by the IASB in January 2016) that is effective for annual periods that begin on or after 1 January 2019. The date of initial application of IFRS 16 for the Group was 1 January 2019. IFRS 16 introduces new and amended requirements with respect to lease accounting. It introduces significant changes to lessee accounting by removing the distinction between operating and finance leases and requires the recognition of a right-of-use asset and a lease liability at commencement for all leases, except for short-term and low value asset leases. Further details of these new requirements are described in note 3. The impact of the adoption of IFRS 16 on the Group’s consolidated financial statements is described below. The Group has applied a modified retrospective approach to the adoption of IFRS 16 with the cumulative effect of initially applying the IFRS Standard as an adjustment to the opening balance of retained earnings at the date of initial application as if the new standard had always been applied, but using the incremental borrowing rate at the date of initial application. (a) Impact of the new definition of a lease IFRS 16 provides a comprehensive model for the identification of lease arrangements and their accounting treatments in the financial statements for both lessees and lessors. The identification of leases, distinguishing between leases and service contracts, is determined on the basis of whether there is an identified asset controlled by the customer. The Group applied the definition of a lease and related guidance set out in IFRS 16 to all existing lease contracts. In preparation for the first-time application of IFRS 16, the Group carried out an implementation project which indicated that the new definition in IFRS 16 does not significantly change the scope of contracts that meet the definition of a lease for the Group.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 2. Application of new and revised International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) (continued) 15 (b) Impact on Lessee Accounting Former operating leases IFRS 16 changes how the Group accounts for leases previously classified as operating leases under IAS 17, which were off balance sheet. Applying IFRS 16, for all leases (except as noted below), the Group: ● Recognises right-of-use assets and lease liabilities in the consolidated statement of financial position. At the commencement date, the lease payments included in the measurement of the lease liability comprise of payments for the right to use the underlying asset during the lease term that are not paid at the commencement date. These payments include: - fixed payments less any lease incentives receivable; - variable lease payments - amounts expected to be payable by the lessee under residual value guarantees; - the exercise price of a purchase option if the lessee is reasonably certain to exercise that option; and - payments of penalties for terminating the lease, if the lease term reflects the lessee exercising an option to terminate the lease. ● Recognises depreciation of right-of-use assets (presented within "other expenses") and interest on lease liabilities (presented within "finance cost") in profit or loss; ● Separates the total amount of cash paid into a principal portion (presented within financing activities) and interest (presented within financing activities) in the consolidated statement of cash flows. Lease incentives (e.g. rent-free period) are recognised as part of the measurement of the right-of-use assets and lease liabilities whereas under IAS 17 they resulted in the recognition of a lease incentive, amortised as a reduction of rental expenses generally on a straight-line basis. For short-term leases (lease term of 12 months or less) and leases of low-value assets (value of assets US$5,000 or less), the Group has opted to recognise a lease expense on a straight-line basis as permitted by IFRS 16. This expense is presented within "other expenses" in profit or loss. (c) Financial impact of the initial application of IFRS16 Group as a lessee: ● Operating leases previously under IAS17 are now recognised on balance sheet, except for short-term leases (lease term of 12 months or less) and leases of low-value assets (value of assets US$5,000 or less). The application of IFRS 16 resulted in the recognition of right-of-use assets of US$1,878,192 and lease liabilities of US$1,878,192 at 1 January 2019. It also resulted in an increase in finance costs - interest expense of US$80,872 for the year ended 31 December 2019. ● The weighted average lessee's incremental borrowing rate applied to lease liabilities recognised in the statement of financial position at the date of initial application was 5.47%. ● Impact on key financial ratios and metrics such as gearing ratio, due to the recognition of lease liabilities on the statement of financial position, and EBITDA due to depreciation on right-of-use assets and interest on lease liabilities being recorded for previously classified operating leases. ● For tax purposes the Group receives tax deductions in respect of the right-of-use assets and the lease liabilities in a manner consistent with the accounting treatment. The application of IFRS 16 has impacted the consolidated statement of cash flows of the Group whereby under IFRS 16, the lessees must present: ● Short-term lease payments, payments for leases of low-value assets and variable lease payments not included in the measurement of the lease liability as part of operating activities; ● Cash paid for the interest portion of a lease liability as either operating activities or financing activities, as permitted by IAS 7 (the Group has opted to include interest paid as part of financing activities); and ● Cash payments for the principal portion for a lease liability, as part of financing activities. Under IAS 17, all lease payments on operating leases were presented as part of cash flows from operating activities. The adoption of IFRS 16 did not have an impact on net cash flows. Note 3. Significant accounting policies The principal accounting policies adopted in the preparation of the financial statements are set out either in the respective notes or below. These policies have been consistently applied to all the years presented, unless otherwise stated.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 16 New or amended Accounting Standards and Interpretations adopted The Group has adopted all of the new or amended Accounting Standards and Interpretations issued by the International Accounting Standards Board ("IASB") that are mandatory for an accounting period that began on or before 1 January 2019: IFRS 16 - Leases The application of IFRS 16 has been summarised in note 2 3.1 Statement of compliance The consolidated financial statements have been prepared in accordance with IFRS as issued by the IASB and Interpretations issued by the International Financial Reporting Interpretations Committee of the IASB. 3.2 Basis of preparation The consolidated financial statements have been prepared on the historical cost basis except where disclosed in these notes to the financial statements. Historical cost is generally based on the fair value of the consideration given in exchange for assets. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. The directors have reviewed the expected cash flows and projected income and expenditure to 31 December 2021. The directors have also considered the current economic climate, alongside expected and current trading conditions encompassing different scenarios whereby revenues have significantly reduced in order to test where the Group can continue to operate in an unfavourable or challenging business environment. Based on their review and current cash position, the directors believe that the Group has adequate resources to continue in operational existence for at least 12 months from the date of signing these financial statements, even in an environment where revenue is significantly reduced. Accordingly, the financial statements have been prepared on a going concern basis. The principal accounting policies are set out below. 3.3 Principles of consolidation The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of eNett International (Jersey) Limited ("Company" or "Parent") as at 31 December 2019 and the results of all subsidiaries for the year then ended. eNett International (Jersey) Limited and its subsidiaries together are referred to in these financial statements as the "Consolidated entity", the "Group" or the "Consolidated Group". Subsidiaries are all those entities over which the Consolidated entity has control. The Consolidated entity controls an entity when the Consolidated entity is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Consolidated entity. They are de-consolidated from the date that control ceases. The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of comprehensive income from the effective date of acquisition and up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation. All subsidiaries have the same reporting period and have followed the same accounting policies. 3.4 Business combinations Acquisitions of subsidiaries and businesses are accounted for using the acquisition method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition related costs are recognised in the consolidated statement of comprehensive income as incurred. 3.5 Goodwill Goodwill arising in a business combination is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any), in the entity over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill is assessed annually for impairment. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal. 3.6 Revenue recognition Revenue from provision of services in the ordinary course of business is recognised when the Group satisfies a performance obligation by transferring control of a promised good or service to the customer. The amount of revenue recognised is the amount of the transaction price allocated to the satisfied performance obligation.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 17 3.6.1 Rendering of services Virtual card payments processing The performance obligation arising from the Group providing virtual card services to customers is accomplished when the Group's issuing bank settles the customers' transaction with program operator, who operates a global settlement process and has the obligation to settle funds with the relevant Acquiring Bank. When, or as, a performance obligation is satisfied, the Group recognises as revenue the amount of the transaction price that is allocated to that performance obligation. Depending on the type of virtual card product utilised by the customer for the transaction, the level of interchange is determined in accordance with the applicable product code and other relevant agreements. The Group also receives ancillary revenue for additional services available with virtual card processing. These are also outlined below, along with information regarding the performance obligation and transaction price: ● Subscription fees are fees charged for customers to utilise the virtual card payments platform. The performance obligation occurs when the Group maintains functional availability for customers to the platform. The fee is contractually agreed with the customer and is allocated and recognised as revenue on a monthly basis. ● Chargeback Processing fees are fees charged by the Group to customers when a chargeback request is made. Chargeback request means the request submitted by the Group to its Issuing Bank for a refund to a Virtual Card due to: (i) failure by the Supplier to provide the service or product in accordance with their terms and conditions of sale; or (ii) because the Virtual Card was used to pay the Supplier for fraud; or (iii) other reasons permitted by the relevant card scheme standards. The performance obligation of the chargeback processing fee occurs when the Group submits the chargeback request as raised by the customer. The amount of chargeback processing fees are contractually agreed and recognised as revenue when raised. ● Cross Currency fees are fees charged to customers to settle a transaction in a currency that differs from the currency of the Virtual Card. The performance obligation for the Cross Currency fee occurs when the Group’s Issuing Bank settles the transaction with the Program provider where the settlement currency differs from the currency of the Virtual Card. The method to calculate the Cross Currency fee is contractually agreed with the customer and is allocated at a point in time of settlement, where it is recognised as revenue. Other payments processing services The Group also provides a service as payment processor for both payers (typically travel agents) and payees (typically wholesalers) which are both primarily in Australia and/or New Zealand. The service aggregates all payments from the travel bookings from payers each day and makes an aggregated payment to the payee. In addition, the Group also offers a fully integrated merchant facility that allows customers to process service fees on a customer’s credit card, which is integrated into travel agency booking platforms. The Group earns transaction fees, merchant service fees and subscription fees for this service. The performance obligation for transaction fees and merchant service fee occurs when the transaction is settled. The performance obligation of subscription fees occurs when the Group maintains functionality availability for customers to the platform over the requisite period. The transaction fees, merchant service fees and subscription fees are contractually agreed. 3.6.2 Supplier brand incentive The Group has a contractual relationship with a supplier of which gives rise to an incentive payment. Under the relationship there are obligations for the Group to invest in technology, expand sales and marketing activities, and undertake not to use competitors of the supplier in exchange for financial support. The Group recognises incentive cash received as unearned revenue liability. The transaction price of the performance obligation is consumed as the benefit is provided over the course of the contract. 3.6.3 Volume incentive The Group is party to a commercial arrangement with a major partner to promote volume growth in the Virtual Card product in the form of an additional incentive. The additional incentive is based on the volume of transactions utilising a specified product range. Once the settlement of qualifying transaction from the complying customer has occurred, the performance obligation is satisfied at a point in time on settlement of a qualifying transaction and is recognised as revenue accordingly. 3.6.4 Market expansion incentive The Group receives additional incentive payments to promote market expansion efforts and also increased volumes for key strategic customers. This incentive is recognised on a monthly basis over the period in which the performance obligation relates. 3.7 Interest income Interest income is recognised by reference to the average daily balance of client funds held during the period at the effective interest rate applicable. Bank interest paid for such client funds held by the Group prior to settlement on the customer’s behalf is treated as revenue on the basis of the direct relationship to the volume and value of transactions to be settled, and is integral to the payment settlement process with respect to transactions and volume.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 18 3.8 Leases 3.8.1 Leases prior to 1 January 2019 Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred. In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. 3.8.2 Leases from 1 January 2019 The Group assesses whether a contract is or contains a lease, at inception of the contract. The Group recognises a right-of-use asset and a lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Group recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed. The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate. Lease payments included in the measurement of the lease liability comprise: ● Fixed lease payments (including in-substance fixed payments), less any lease incentives receivable; ● Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date; ● The amount expected to be payable by the lessee under residual value guarantees; ● The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and ● Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease The lease liability is presented as a separate line in the consolidated statement of financial position. The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement day, less any lease incentives received and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses. Whenever the Group incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognised and measured under IAS 37. To the extent that the costs relate to a right-of-use asset, the costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories. Right-of-use assets are depreciated over the shorter period of the lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease. The right-of-use assets are presented as a separate line in the consolidated statement of financial position. The Group applies IAS 36 to determine whether a right-of-use asset is impaired and accounts for any identified impairment loss as described in note 3.12. Variable rents that do not depend on an index or rate are not included in the measurement of the lease liability and the right-of-use asset. The related payments are recognised as an expense in the period in which the event or condition that triggers those payments occurs and are included in the line “Other expenses - Occupancy” in the consolidated statement of comprehensive income (see note 7 'Other expenses').

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 19 3.9 Foreign currencies The individual financial statements of each Group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of the consolidated financial statements, the results and financial position of each Group entity are expressed in USD, which is the functional currency of the Company and the presentation currency for the consolidated financial statements. In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognised at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences are recognised in the statement of comprehensive income in the period in which they arise. For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are expressed in Currency Units using exchange rates prevailing at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity. Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate. 3.10 Property and equipment Fixtures and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognised so as to write off the cost less their residual values over their useful lives, using the straight-line method or the reducing balance method for assets likely to incur accelerated use or obsolescence. The estimated useful lives, residual values and depreciation method are reviewed at the end of each financial period, with the effect of any changes in estimate accounted for on a prospective basis. Depreciation rates used are as follows: Property and equipment 10% - 50% Office furniture 50% - 67% Computer equipment 50% - 67% The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in the consolidated statement of comprehensive income. 3.11 Intangible assets 3.11.1 Intangible assets acquired separately Intangible assets acquired separately are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. 3.11.2 Intangible assets capitalised - Internally generated research and development expenditure Expenditure on research activities is recognised as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated the: ● technical feasibility of completing the intangible asset so that it will be available for use or sale; ● intention to complete the intangible asset and use or sell it; ● ability to use or sell the intangible asset; ● intangible asset will generate probable future economic benefits; ● availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and ● ability to measure reliably the expenditure attributable to the intangible asset during its development. The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred. Upon completion of all development work, accumulated value is then transferred from software development in progress to internally developed software. Internally developed software is reported at cost less accumulated amortisation and accumulated impairment losses.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 20 3.11.3 Other intangible assets Intangible assets acquired separately are carried at cost less accumulated amortisation and accumulated impairment losses. Amortisation is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. The following is a breakdown of other intangible assets: Bank Identification Number ("BIN") set up Issuing licence enables the Group to issue credit cards using a BIN assigned to the Issuing Bank by the program provider. The estimated useful life of the licence is 8-10 years. Software costs Other enterprise and operational software costs, with which have an estimated useful life of 1-5 years Capitalised customer acquisition costs Consists of direct and incremental costs incurred in the process of acquiring new customers. Once capitalised the costs are amortised over an expected life of 3 years. 3.11.4 Intangible assets acquired in a business combination Intangible assets acquired in a business combination and recognised separately from goodwill are initially recognised at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets that are acquired separately. 3.11.5 Intangible assets amortisation rates Amortisation rates are as follows: Intellectual property acquired 5 years (20% straight-line basis) Internally developed software 3 years (33% straight-line basis) Other intangible assets 1-10 years (straight-line basis) Other intangible assets comprise of software licences purchased. 3.12 Impairment of tangible and intangible assets excluding goodwill At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). If the recoverable amount of an asset (or cash- generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified. Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired. Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in the consolidated statement of comprehensive income, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase. 3.13 Provisions Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable asset is recognised if it is virtually certain that reimbursement will be received and the amount can be measured reliably.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 21 3.14 Financial instruments Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the instruments. Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in the consolidated statement of comprehensive income. 3.14.1 Financial assets Financial assets are classified into the following specified categories: financial assets at fair value through profit or loss ("FVTPL"), at fair value through other comprehensive income ("FVOCI"), or at amortised cost using the effective interest rate method. The classification depends on the nature and purpose of financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales of financial assets that require delivery of assets within the timeframe established by regulation or convention in the marketplace. 3.14.2 Classification of financial assets Debt instruments mainly comprise cash and cash equivalents and trade and other receivables that meet the following conditions and are subsequently measured at amortised cost: ● the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and ● the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. 3.14.3 Effective interest method The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts the estimated future cash receipts (including all fees on points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or (where appropriate) a shorter period, to the net carrying amount on init ial recognition excluding expected credit losses. 3.14.4 Financial assets at FVTPL Financial assets are classified at FVTPL when they are either held for trading for the purpose of short-term profit taking, derivatives not held for hedging purposes, or when they are designated as such to avoid an accounting mismatch or to enable performance evaluation where a group of financial assets is managed by key management personnel on a fair value basis in accordance with a documented risk management or investment strategy. Such assets are subsequently measured at fair value with changes in carrying value being included in consolidated statement of comprehensive income. 3.14.5 Impairment of financial assets The Group recognises a loss allowance for expected credit losses (“ECL”) on trade and other receivables and contract assets. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument. The Group recognises a lifetime ECL on financial assets based on the simplified approach within IFRS 9 using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general econom ic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date. For financial assets, the expected credit loss is estimated as the difference between all contractual cash flows that are due to the Group in accordance with the contract and all the cash flows that the Group expects to receive. 3.14.6 Derecognition of financial assets The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received. 3.14.7 Client funds The Group offsets client funds asset (cash collateral deposit in a designated account in the name of the Group) with client funds liability balance (liability created initially when the customer transfers the money in the designated account) at the stage when a customer has a Virtual Card issued to it by the Issuing Bank. The customer contracts clearly stipulate the right to debit the clients designated account in certain cases. All other customer funds liability and client funds asset balances are disclosed on a gross basis as noted in note 10 and note 18. 3.14.8 Financial liabilities Financial liabilities are classified as either financial liabilities "at FVTPL" or "other financial liabilities".

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 22 3.14.9 Classification as debt or equity Financial liabilities and equity instruments issued by the Group are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments are recorded at proceeds received net of the direct issue costs. Other financial liabilities (including borrowings and trade and other payables) are subsequently measured at amortised cost using the effective interest method. 3.14.10 Effective interest method The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the net carrying amount on initial recognition. 3.14.11 Derecognition of financial liabilities The Group derecognises a financial liability when the contractual obligation to the cash flows from the liability is discharged, cancelled or expired. The Group recognises the difference between the extinguished liability's carrying amount and the consideration paid including any non-cash assets transferred and any new liabilities assumed (if any) in consolidated statement of comprehensive income. 3.15 Share-based payment transactions Equity-settled share-based payments to employees and others providing similar services are measured at fair value of the equity instruments at the grant date. Details regarding the determination of the fair value of equity-settled transactions are set out in note 25. The fair value determined at the grant date of the equity settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognised in the consolidated statement of comprehensive income such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the share-based payments reserve. Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods and services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service. For cash-settled share-based payments, a liability is recognised for the goods or services acquired, measured initially at the fair value of the liability. At the end of each reporting period until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any change in fair value recognised in the consolidated statement of comprehensive income for the year. 3.16 Taxation Income tax expense represents the sum of the tax currently payable and deferred tax. 3.16.1 Current tax The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

23 eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 3. Significant accounting policies (continued) 3.16.2 Deferred tax Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited in other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis. 3.17 Cash and cash equivalents Cash and cash equivalents comprise cash on hand and demand deposits, bank overdrafts, and other short-term highly liquid investments that are readily convertible to a known amount of cash or have a maturity of 3 months or less and are subject to an insignificant risk of changes in value. Note 4. Critical accounting judgements, estimates and assumptions In application of the Group’s accounting policies, which are described throughout note 3, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods. 4.1 Critical judgements in applying accounting policies The Directors have made no critical judgements, apart from those involving estimations, in the process of applying the Group’s accounting policies that may have made a significant effect on the amounts recognised in the financial statements.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 5. Restatement of comparatives 24 Related Party Transactions Within note 28 'Related party transactions', charges to Optal Limited and related entities for the year ended 31 December 2018 have been restated to allocate charges to the appropriate category, whilst also including charges that were omitted from the prior year disclosure. Group Group Group Year ended 31 December 2018 Year ended 31 December 2018 Charges to related parties US$ Reported Adjustments US$ Restated Optal Limited and related entities (Shareholder) - bank charges (1,664,640) (436,805) (2,101,445) Optal Limited and related entities (Shareholder) - interchange revenue 249,992,767 - 249,992,767 Optal Limited and related entities (Shareholder) - legal charges - (331,358) (331,358) Optal Limited and related entities (Shareholder) - professional fee charges - (327,701) (327,701) Travelport Limited & related entities (commonly controlled entity of the ultimate parent) - IT Hosting and administrative support (3,349,484) - (3,349,484) 244,978,643 (1,095,864) 243,882,779 The adjustment does not have an impact on any other financial statement line item. Note 6. Revenue The following outlines the Group’s revenue from continuing operations: Group Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ Revenue from the rendering of services 295,082,529 257,526,936 Volume incentive 87,225,572 54,945,772 Market expansion incentive 3,510,000 - Supplier brand incentive 2,664,000 2,664,334 Interest received from client funds 96,063 122,699 Sundry income 10,327 15,592 388,588,491 315,275,333

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 25 Note 7. Other expenses The following outlines the Group’s other expenses for the year: Group Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ Legal and compliance 4,035,618 2,505,144 Travel 3,084,757 2,134,426 Occupancy 724,173 1,849,764 Depreciation and amortisation 7,212,042 7,373,931 Depreciation and amortisation - right of use assets 978,491 - 16,035,081 13,863,265 Note 8. Administration expense Group Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ Employee benefits 22,665,738 25,993,241 Equity-settled share-based payments 370,662 3,632,206 Cash-settled share-based payments 6,714,352 - Employee termination benefits 743,930 495,382 Other administration expenses 4,160,662 6,774,464 34,655,344 36,895,293 Note 9. Finance cost Group Year ended 31 December 2019 Year ended 31 December 2018 Interest on lease liabilities Office building 77,977 - Office equipment 2,895 - Total Interest on lease liabilities 80,872 - The Group has applied an incremental borrowing rate ranging between 5.30% and 5.68%.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 26 Note 10. Cash and cash equivalents Group As at 31 December 2019 As at 31 December 2018 US$ US$ Current assets Bank accounts - operating funds 86,326,721 66,986,250 Bank accounts - client funds 8,417,444 11,223,636 94,744,165 78,209,886 The Group holds cash in trust on behalf of clients. Cash held on behalf of clients totalled US$8,417,444 (2018: US$11,223,636). The cash is disclosed in the above note but is not available for use by the Group. The liability is included in within note 18 ‘Trade and other payables‘. Note 11. Trade and other receivables Trade receivables disclosed below are classified as current receivables and are therefore measured at amortised cost. The average credit period ranges from 1 to 30 days depending on the product. No interest is charged on outstanding balances. The Group determines the expected credit losses on these items based on historical credit loss experience on the past due status of the debtors, adjusted as appropriate to reflect current conditions and estimates of future economic conditions. As such, there has not been material credit losses on these financial assets based upon previous experience and there are no amounts past due at 31 December 2019. Refer to note 31 Financial instruments - credit risk management for more information. For revenue earned from payment processing services, the Group has agreements with customers that allow the Group to direct debit the customer’s bank account for the collection of transaction and subscription fees. This practice ensures that the Group collects its revenue on a timely basis and reduces the risk of non-collection. Group As at 31 December 2019 As at 31 December 2018 US$ US$ Current assets Trade receivables 28,868,050 13,814,547 Less: Allowance for expected credit losses - - 28,868,050 13,814,547 The carrying value of trade receivables approximates their fair value. Note 12. Right-of-use assets The Group leases office space in Australia and the United Kingdom with lease terms ranging from 4 to 9 years. Certain leases include options to extend lease terms beyond the initial period, including clauses for a market rental review at the end of their term. The Group also entered into serviced office space arrangements in Japan and Singapore however these contracts are not classified as leases given there are substantive substitution rights within the contract and therefore there is no identified right of use asset. The Group also leases office equipment under agreements for between 1 to 4 years. The Group does not have an option to purchase the leased assets at the expiry of these lease periods. The maturity of lease liabilities is presented in note 19.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 12. Right-of-use assets (continued) 27 Group As at 31 December 2019 As at 31 December 2018 US$ US$ Non-current assets Office space - right-of-use 1,809,871 - Less: Accumulated depreciation (949,562) - Foreign currency translation 13,446 - 873,755 - Office equipment - right-of-use 68,321 - Less: Accumulated depreciation (28,930) - Foreign currency translation 788 - 40,179 - 913,934 - Group Group Group Office space Office equipment Total US$ US$ US$ Balance at 1 January 2019 1,809,871 68,321 1,878,192 Depreciation expense (949,562) (28,930) (978,492) Foreign currency translation 13,446 788 14,234 Balance at 31 December 2019 873,755 40,179 913,934 Note 13. Other current assets Group As at 31 December 2019 As at 31 December 2018 US$ US$ Current assets Prepaid expenses 1,787,421 1,704,284 Security deposits 3,979,476 3,979,461 VAT/GST recoverable 1,584,665 539,325 Unrealised fair value gains on derivative contracts 717,009 1,189,479 Other 61,769 13,745 8,130,340 7,426,294 Security deposits is made up of approximately US$3.4m in cash deposits held with an external banking provider which provides collateral to support the payments clearing house product for the Australia and New Zealand market. The remaining US$0.6m is primarily related to deposits held for office lease space.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 28 Note 14. Property, plant and equipment Group As at 31 December 2019 As at 31 December 2018 US$ US$ Cost Balance at the beginning of the year 1,431,099 1,275,126 Assets acquired 264,123 309,395 Asset disposed (95,047) (50,386) Foreign currency translation 19,958 (103,036) Balance at 31 December 1,620,133 1,431,099 Depreciation Balance at the beginning of the year (1,098,812) (852,503) Depreciation charge (164,949) (362,115) Disposals 87,635 46,206 Foreign currency translation (15,398) 69,600 Balance at 31 December (1,191,524) (1,098,812) Net book value as at 31 December 428,609 332,287 Note 15. Intangible assets Group As at 31 December 2019 As at 31 December 2018 US$ US$ Intellectual property - capitalised 41,201,978 35,928,891 Less: Accumulated amortisation (32,046,190) (25,263,871) 9,155,788 10,665,020 Intellectual property - acquired 1,810,110 1,810,506 Less: Accumulated amortisation (1,810,110) (1,810,506) - - Other intangible assets 2,775,170 2,685,278 Less: Accumulated amortisation (2,336,889) (2,063,922) 438,281 621,356 Software development in progress 4,320,647 3,437,079 Total 13,914,716 14,723,455

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 15. Intangible assets (continued) 29 Group As at 31 December 2019 As at 31 December 2018 US$ US$ Intellectual property - acquired Balance at the beginning of the year 1,810,505 1,826,155 Foreign currency translation (395) (15,650) Balance as at 31 December 1,810,110 1,810,505 Accumulated amortisation Balance at the beginning of the year (1,810,505) (1,826,155) Amortisation charge - - Foreign currency translation 395 15,650 Balance as at 31 December (1,810,110) (1,810,505) Net book value as at 31 December - - Group As at 31 December 2019 As at 31 December 2018 US$ US$ Intellectual property - capitalised Balance at the beginning of the year 35,928,891 29,891,520 Capitalisations 5,273,087 6,037,371 Balance as at 31 December 41,201,978 35,928,891 Accumulated amortisation Balance at the beginning of the year (25,263,871) (18,698,189) Amortisation charge (6,782,319) (6,565,682) Balance as at 31 December (32,046,190) (25,263,871) Net book value as at 31 December 9,155,788 10,665,020 Group As at 31 December 2019 As at 31 December 2018 US$ US$ Intellectual property - software development in progress Balance at the beginning of the year 3,437,079 3,044,888 Charges to software development projects 6,156,655 6,429,562 Transfers to intellectual property - capitalised (5,273,087) (6,037,371) Net book value as at 31 December 4,320,647 3,437,079

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 15. Intangible assets (continued) 30 Group As at 31 December 2019 As at 31 December 2018 US$ US$ Other intangible assets Cost Balance at the beginning of the year 2,685,278 2,550,458 Assets acquired 86,997 134,820 Assets disposed - - Customer acquisition costs - - Foreign currency translation 2,895 - Balance as at 31 December 2,775,170 2,685,278 Accumulated amortisation Balance at the beginning of the year (2,063,922) (1,698,827) Amortisation charge (269,998) (446,134) Disposals - - Foreign currency translation (2,969) 81,039 Balance as at 31 December (2,336,889) (2,063,922) Net book value as at 31 December 438,281 621,356 Amortisation expenses for the period for all classes of intangible assets are included in the other expenses line item in the consolidated statement of comprehensive income. Note 16. Goodwill Group As at 31 December 2019 As at 31 December 2018 US$ US$ Goodwill on acquisition Balance at the beginning and end of the year 7,329,283 7,329,283 At the end of the reporting period, the Group assessed the recoverable amount of goodwill, and determined that goodwill associated with the business acquired in previous years is not impaired. This determination is based on an impairment assessment in reference to the cash-generating unit's value.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 31 Note 17. Deferred tax asset Group As at 31 December 2019 As at 31 December 2018 US$ US$ Deferred tax asset 2,994,714 1,822,610 Refer to note 33.1 for further information regarding deferred tax asset balances at the end of the year. Note 18. Trade and other payables Group As at 31 December 2019 As at 31 December 2018 US$ US$ Trade creditors 5,477,436 849,438 Client funds 8,417,444 11,223,636 Accrual for employee benefits 10,612,584 5,983,744 Accruals 32,264,290 20,663,754 Unrealised fair value losses from derivative contracts 192,378 1,707,047 Other taxes 129,075 108,681 57,093,207 40,536,300 The average credit period for trade creditors falls in the range 15 days to 45 days. No interest is charged on the trade creditors balance. Client funds are settled in accordance with client agreements and are settled on a "next business day" basis. The Group reviews trade creditor balances monthly to ensure that all payables are paid in accordance with credit terms. The carrying value of trade creditors approximates the fair value.

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 32 Note 19. Lease liabilities The Group has applied the modified retrospective approach for the first year of adoption of IFRS 16. Lease liabilities are measured at the present value of the lease payments to be made over the remaining term of the leases from 1 January 2019 (the transition date of new standard application), discounted using the incremental borrowing rate provided by Travelport Limited. There was no re-measurement of right-of-use assets and related liabilities during the year. There were no contractual changes made in lease agreements during the year ended 31 December 2019; however, on 21 January 2020, eNett Services (Australia) Pty Ltd entered into an agreement with the Lessor and Sub-Lessor of its existing leased Office Space to amend the expiration of the sublease to June 2023. Furthermore, an option to take on the lease directly with Head Lessor at expiration was granted for a term of 5 years to June 2028. It is unknown and indeterminable as to whether the option will be taken up by the Group due to the period of time until the current lease expires. Therefore, the prevalence of the option is not included in the measurement of lease liabilities. The estimated aggregated future cash outflows for the option is approximately US$5.2m in lease payments. Group As at 31 December 2019 As at 31 December 2018 US$ US$ Maturity analysis on leases Year 1 482,129 - Year 2 259,725 - Year 3 212,327 - Year 4 - - Year 5 - - Onwards - - 954,181 - less interest component (39,511) - 914,670 - Group As at 31 December 2019 As at 31 December 2018 US$ US$ Current liabilities Lease liability 459,641 - Non-current liabilities Lease liability 455,029 - 914,670 - The Group does not face a significant liquidity risk with regard to its lease liabilities. Lease liabilities are monitored within the Group’s treasury function. Refer to note 31 for further information on financial instruments. Short-term leases For the year ended 31 December 2019, the Group incurred short-term leases expenses of US$5,418 and is committed to US$3,908 in short-term lease payments in future years, but not longer than 12 months from start of the relevant term.

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 20. Current tax payable

	Group	
	As at 31 December 2019	As at 31 December 2018
	US$	US$
Current tax payable	2,836,993	3,304,771

Note 21. Provisions

	Group	
	As at 31 December 2019	As at 31 December 2018
	US$	US$
Current liabilities		
Employee leave provision	1,379,295	1,172,423
Non-current liabilities		
Employee leave provision	383,559	291,657
Decommissioning provision	69,777	67,253
	453,336	358,910
	1,832,631	1,531,333

	Employee leave provision (i)	De-commissioning provision (ii)	Total
	US$	US$	US$
Current			
Balance at 1 January 2019	1,172,423	-	1,172,423
Provision made during the year net of amounts utilised	206,872	-	206,872
Balance at 31 December 2019	1,379,295	-	1,379,295
Non-current			
Balance at 1 January 2019	291,657	67,253	358,910
Provision made during the year net of amounts utilised	91,902	2,524	94,426
Balance at 31 December 2019	383,559	69,777	453,336
Total	1,762,854	69,777	1,832,631

(i) Employee leave provision
The provision for employee leave represents annual leave and long service leave entitlements. Long service leave entitlements represent management's best estimate of the Group's liability, factoring in the probability of employees reaching the requisite length of service required.

(ii) Decommissioning provision
The decommissioning provision represents the un-discounted future expected cash outflows for lease make good provisions for office leases where applicable. The expected timing of payment is March 2023.

33

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 34 Note 22. Deferred income Group As at 31 December 2019 As at 31 December 2018 US$ US$ Current liabilities Deferred income 2,666,884 2,666,884 Non-current liabilities Deferred income 2,347,901 4,011,901 5,014,785 6,678,785 Deferred income arises under an agreement with a strategic partner for supplier brand incentive revenue. Note 23. Deferred tax liability Group As at 31 December 2019 As at 31 December 2018 US$ US$ Non-current liabilities Deferred tax liability 1,620,734 1,814,533 Refer to note 33.1 for further information regarding deferred tax liability balances at the end of the year. Note 24. Share capital Authorised: eNett International (Jersey) Limited is a no par value company. Allotted, called, vested and fully paid: Group As at 31 December 2019 As at 31 December 2018 US$ US$ A-class shares at US$1.00 per share Balance as at 1 January and 31 December 37,899,559 37,899,559 The shares set forth above do not include restricted C shares which have been granted and remain outstanding pursuant to the employee share scheme, which includes vested and unvested shares, as detailed in note 25. No dividends have been paid or declared during the financial year to 31 December 2019 (2018: US$nil).

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 25. Share-based payments

The Group has an equity-based long-term incentive scheme for certain executives and employees. In accordance with the terms of the scheme, executives and employees were granted a limited recourse employee loan to purchase restricted shares in the Company for a fixed acquisition price (being either US$3.82 or US$1.00 depending upon grant timing), with vesting based upon satisfaction of certain performance and service conditions.

Each award permits participants to acquire a designated number of restricted C shares of the Company at the time of the award, subject to assumption of a limited recourse loan (for the fixed acquisition price), with each share being subject to divestiture until vesting occurs, if applicable. No amounts are paid or payable by the recipient on receipt of the award. The awards do not carry voting rights and there are no rights to dividends until a restricted C share has vested. The restricted C shares carry restrictions over disposal and are subject to a future liquidity event occurring.

During the year ended 31 December 2019, the following movements took place regarding C shares in the Company. The Group recognised US$nil (2018: US$3,632,206) share-based payment expense in relation to C shares.

Restricted C shares	Number of awards granted but unvested	Number of awards vested	Total of awards	Weighted average exercise price
Balance at the beginning of the year	341,373	3,613,957	3,955,330	US$1.25
Granted during the year	-	-	-	US$0.00
Forfeited during the year	-	-	-	US$0.00
Vested during the year	(341,373)	341,373	-	US$1.00
Exercised during the year	-	-	-	US$0.00
Expired during the year	-	-	-	US$0.00
Balance at the end of the year	-	3,955,330	3,955,330	US$1.25
Balance at the end of the year which are disposable and unrestricted	-	-	-	US$1.25

As of 31 December 2019, approximately 4.0 million restricted C shares have been granted and are fully vested. Additionally, the Board of Directors of the Company has approved approximately 0.4 million further restricted C shares which are available for grants in future years, which may also be utilised for options in restricted D shares or other cash or equity based share appreciation rights plans.

25.1 Cash-settled share appreciation rights plan

The Group has a share appreciation rights plan for employees. Rights are redeemable into cash at a price equal to the estimated fair value of the Company's shares on the date of grant. The number of awards granted is calculated in accordance with the performance-based formula approved by the shareholders of the Company.

For Series 1, the vesting period was 19 months and subject to a value target in the Company's valuation. For Series 2, the vesting period was up to 32.5 months and subject to annual vesting of 25% on each of 31 March 2015 and 31 March 2016 and 50% on 31 March 2017, based upon the performance of the Group's results for the preceding financial year, being 2014, 2015 and 2016, respectively. Rights are forfeited if the employee leaves the Group before the rights vest. Exercise of the relevant award is conditional upon a qualifying liquidity event. Note the number of units granted is adjusted based upon the probability of achievement of non-market conditions at each grant date.

The following cash-settled share-based payment arrangements were in existence during the current reporting year:

Series	Grant date	Vesting date	Number granted	Fair value of liability at 31 December 2019
Series 1	31/05/2013	31/12/2014	228,963	4,665,350
Series 2	10/07/2014	01/04/2017	104,586	1,865,605
			333,549	6,530,955

The cost of cash-settled transactions is initially, and at each reporting date until settled, determined by applying the Black-Scholes option pricing model, taking into consideration the terms and conditions on which the award was granted. The cumulative charge to profit or loss until settlement of the liability is calculated as follows:

- During the vesting period the liability at each reporting date is the fair value of the award, factoring the probability of a liquidity event which is a non-vesting condition, multiplied by the expired portion of the vesting period.
- From the end of the vesting period until settlement of the award, the liability is the full fair value of the liability at the reporting date. All changes in the liability are recognised in profit or loss.

35

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 25. Share-based payments (continued)

The inputs into the Black-Scholes model used during the vesting period are outlined below:

	Series 1	Series 2
Grant date share price	US$1.00	US$3.82
Exercise price	US$1.00	US$3.82
Expected volatility	30%	30%
Expected life	6 months	6 months
Risk-free interest rate	1.6%	1.6%
Expected dividend yield	0%	0%

Expected volatility was based on the historical share price volatility of a comparable set of publicly traded organisations over a 1 year period. At the end of each reporting period, the Group assesses the probability of a liquidity event. In prior periods, the probability was considered to be minimal and no charge was recognised. At the end of 31 December 2019, with reference to the definitive agreement to the sell all shares of the company as outlined in note 30 "Events after the reporting period", the fair value of the cash-settled share appreciation rights plan liability has been measured at fair value and determined to be US$6,530,955 at the balance sheet date.

The following reconciles the cash-settled share-based payment awards outstanding at the beginning and end of the year:

2019 Cash-settled awards	Number of awards granted but unvested	Number of awards vested	Total of awards	Weighted average exercise price
Balance at the beginning of the year	-	333,549	333,549	US$1.88
Granted during the year	-	-	-	US$0.00
Forfeited during the year	-	-	-	US$0.00
Vested during the year	-	-	-	US$0.00
Exercised during the year	-	-	-	US$0.00
Expired during the year	-	-	-	US$0.00
Balance at the end of the year	-	333,549	333,549	US$1.88
Redeemable or disposable at the end of the year	-	-	-	US$1.88

25.2 Option plan

The Group also has an option scheme, whereby certain executives and employees have the option to purchase restricted D shares in the parent undertaking, with vesting based upon satisfaction of certain performance and service conditions. The options do not carry voting rights and there are no rights to dividends until exercise. The weighted average remaining contractual life of the awards is 7 years, 5 months.

The following reconciles the option plan awards outstanding at the beginning and end of the year:

2019 D-Class Options	Number of awards granted but unvested	Number of awards vested	Total of awards	Weighted average exercise price
Balance at the beginning of the year	607,276	417,305	1,024,581	US$11.72
Granted during the year	349,484	-	349,484	US$12.63
Forfeited during the year	(68,488)	-	(68,488)	US$11.62
Vested during the year	(239,591)	239,591	-	US$11.62
Exercised during the year	-	-	-	US$0.00
Expired during the year	-	-	-	US$0.00
Modification of Awards	-	-	-	US$0.00
Modification of Awards	-	-	-	US$0.00
Balance at the end of the year	648,681	656,896	1,305,577	US$11.96
Exercisable at the end of the year	-	-	-	US$11.96

During the year ended 31 December 2019, 349,484 options were granted at exercise prices ranging from US$11.62 to US$13.11. Of the 349,484 options granted, 76,451 are expected to vest on 15 April 2020 based upon the performance of the Group for the year ended 2019; 261,145 are expected to vest based upon continuous employment and achievement of a liquidity event; and 11,888 have been forfeited. Options are usually forfeited if the employee leaves the Company before the options vest.

36

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 25. Share-based payments (continued)

In 2019, options were granted on 8 of May 2019, 15 of August 2019 and 26 September 2019. The aggregate of the estimated fair value of the options granted on those dates was US$519,264. The inputs into the Black-Scholes model are as follows:

Weighted Average	31 December 2019
Grant date share price	US$13.11
Exercise price	US$13.11
Expected volatility	32.35%
Expected life	0.85 years
Risk-free rate	1.94%
Expected dividend yields	0%

Expected volatility was based on the historical share price volatility of a comparable set of publicly traded organisations over the expected period. The share-based payment expense was assessed at US$370,662 (2018: US$nil). The probability of a liquidity event, which is treated as a non-market vesting condition, resulted in a minimal immaterial charge for the previous years.

Note 26. Investment in subsidiaries

[THIS NOTE IS INTENTIONALLY BLANK]

Note 27. Subsidiaries

Company Name - Country	Description	2019 % Holding	2018 % Holding
eNett Services (Australia) Pty Ltd - Australia	Administration, IT Development	100.00%	100.00%
PSP-eNett Pty Ltd - Australia	Non-operating entity	100.00%	100.00%
Travel Service Fees Pty. Ltd. - Australia	Fee-for-Service processing	100.00%	100.00%
eNett International Pty Ltd - Australia	Payment processing - travel	100.00%	100.00%
eNett International (NZ) Ltd - New Zealand	Payment processing - travel	100.00%	100.00%
eNett International USA, LLC - USA	Business Development, Sales	100.00%	100.00%
eNett International (UK) Limited - UK	Business Development, Sales	100.00%	100.00%
eNett International (Austria) GmbH - Austria	Virtual Card Operations	100.00%	100.00%
eNett International (Singapore) Pte. Ltd. - Singapore	Virtual Card Operations	100.00%	100.00%
eNett Services Pte. Ltd. - Singapore	Treasury and settlement services	100.00%	100.00%
eNett Merchant Services, LLC - USA	Merchant services	100.00%	100.00%
eNett International (Hong Kong) Limited - Hong Kong	Card issuing support	100.00%	100.00%
eNett Payment Solutions (Ireland) Limited - Ireland	Non-trading entity	100.00%	100.00%

All investments are accounted for at cost.

37

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 28. Related party transactions

The exemption for disclosure of intra-group related party transactions where any subsidiary party to the transaction is 100% owned by the Group has been applied. Balances and transactions between the Company and its subsidiaries, which are related parties of the Company, have been eliminated on consolidation and are not disclosed in this note. Details of transactions between the Group and other related parties are disclosed below.

28.1 Trading transactions

	Group Year ended 31 December 2019 US$	Group Year ended 31 December 2018 US$ Restated
Charges to related parties		
Optal Limited and related entities (Shareholder) - bank charges	(2,221,172)	(2,101,445)
Optal Limited and related entities (Shareholder) - interchange revenue	290,657,971	249,992,767
Optal Limited and related entities (Shareholder) - legal charges	(782,737)	(331,358)
Optal Limited and related entities (Shareholder) - professional fee charges	(1,654,633)	(327,701)
Travelport Limited & related entities (commonly controlled entity of the ultimate Parent) - IT hosting and administrative support	(4,105,182)	(3,349,484)
Siris Capital Group LLC (commonly controlled entity of the ultimate Parent) - Administration expense charges	(80,473)	-
David Yates (Director) - consultancy professional fees	(450,219)	-
Adam Coyle (Director) - consultancy professional fees	(117,352)	-
	281,246,203	243,882,779

The Group also engages Travelport Finance Ltd to place forward foreign exchange contracts to manage the profit and loss exposure of changes in foreign currency exchange rates associated with operational forecasted foreign currency requirements. The total realised foreign currency loss for the year amounted to US$480,907 (2018: US$251,937). In addition, during the year the Group utilised the services of Travelport Finance Ltd to buy or sell a number for foreign currencies at spot conversion. The total value of currencies sold to Travelport Finance Ltd was US$28.1m (2018: US$37.5m) and the value of currencies bought amounted to US$2.5m (2018: US$11.0m).

28.2 Compensation of key management

	Group As at 31 December 2019 US$	 As at 31 December 2018 US$
The remuneration of the key management personnel is as follows:		
Short-term employee benefits	3,957,351	5,774,293
Post-employment benefits	140,149	151,906
Long-term employee benefits	88,146	68,488
Termination benefits	398,362	50,070
Share-based payments - equity settled	305,940	3,632,207
	4,889,948	9,676,964

The remuneration of key directors and management is determined by the Board of Directors having regard to the performance of individuals and market trends. These transactions were made on terms equivalent to those that prevail in arm's length transactions. The above amounts do not include loans that are non-recourse to the Group.

38

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 29. Remuneration of auditors

	Group	
	Year ended 31 December 2019	Year ended 31 December 2018
	US$	US$
Audit of financial statements	339,210	216,394
Taxation services	97,217	96,059
Other services	23,047	96,681
	459,474	409,134

Note 30. Events after the reporting period

Definitive agreement to acquire all the issued shares in the Company

On 24 January 2020, the Board of Directors unanimously approved entry into a definitive agreement with WEX Inc ("WEX") for the acquisition of all the issued shares in the Company (the "Transaction"). The Transaction also includes the acquisition of Optal Limited and its subsidiaries ("Optal"). Optal is a non-majority shareholder of the Company and the primary issuer of the Group's payments. Pursuant to the terms of the agreement, WEX will acquire eNett and Optal for a total consideration of approximately US$1.7 billion, comprising approximately US$1.275 billion in cash and approximately two million shares of WEX common stock. The WEX common stock issued in connection with the transaction is valued at approximately US$425 million, based on WEX's volume-weighted average price over the 30 trading days prior to signing the definitive agreement.

The Coronavirus outbreak

There were limited reported cases of the Coronavirus as at 31 December 2019 and there was also little evidence of wide scale transmission or disruption to the global economy at this date. The subsequent spread of the virus in 2020 and transmission globally provides additional evidence that the condition did not exist at 31 December 2019 and is therefore treated as a non-adjusting event.

Subsequent to 31 December 2019, the Coronavirus has had a significant adverse impact on global travel booking volumes, with severe disruption across all travel and leisure related services as a result of impacts associated with preventive and precautionary measures that we, other businesses and governments are taking. Due to these impacts and measures; we are experiencing significant and unpredictable reductions to our Revenues and Operating Profits. In addition to existing travel restrictions, more countries may close borders, impose prolonged quarantines, and further restrict travel, which would further impact travel booking volumes and our business. As a result, the financial impact on our business has been significant since March 2020. However, the Group has significant financial resources, low financial asset risk, and is well prepared to ensure the continued operations of its product offerings during the outbreak, whilst ensuring its workforce is protected as much as possible and are fully able to work effectively whilst remotely away from their usual operational sites.

No other matter or circumstance has arisen since 31 December 2019 that has significantly affected, or may significantly affect the Group's operations, the results of those operations, or the Group's state of affairs in future financial years.

Note 31. Financial instruments

Capital risk management
The Company manages its capital to ensure the entities in the Group will be able to continue as a going concern while ensuring that the economic position of the group is maximised. As at the statement of financial position date, the Group has relied primarily on the capital provided by shareholders while continuing to build operational system capabilities and therefore eNett International (Jersey) Limited has not sought debt borrowings.

Operating cash flows contribute to operations however the Group has previously relied on cash reserves obtained from shareholders to fund software development, reach into new markets and ensure on-going operations. The shareholders' agreement allows for the Group to issue shares to raise additional capital as and when required, with the agreement of shareholders.

The capital structure of the Consolidated Group consists of equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated profits as disclosed in the consolidated statement of financial position as at 31 December 2019. The Group policy is to rely on shareholder participation via capital injection and associated share issue, and to not rely on debt to fund operations.

The Group's Senior Leadership Team and the Board of Directors regularly review the Group's liquidity and determine in advance any requirement for additional capital funding. The Group does not currently target a gearing ratio given that debt is not a feature of the Group's capital structure. There are no externally imposed capital requirements on the Company.

39

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 31. Financial instruments (continued)

Categories of financial instruments
The Group employs a limited number of derivative instruments to hedge foreign currency exposures in a number of key foreign currencies. The categories of financial instruments are apparent from the presentation of the consolidated statement of financial position. The Group has not adopted IFRS 9 hedge accounting requirements.

As at the reporting date, the Group has a significant concentration of credit risk primarily relating to two debtors; Optal Ltd and associated entities; and, Mastercard Europe S.A. The carrying amount reflected in the consolidated statement of financial position represents the Company's and the Group's maximum exposure to credit risk for trade and other receivables. Management considers exposure to its banks to be minimal, with the majority of all operating accounts held with major financial institutions, including Citibank, National Australia Bank of Australia and Blackrock. There were nil gains or losses on derecognition of financial assets or liabilities measured at amortised cost or in relation to the reclassification of financial assets or liabilities to FVTPL.

The following is a summary of financial instruments reported in the Group's balance sheet at the end of the year. Cash and cash equivalents; trade and other receivables; and trade and other payables are all measured at amortised cost under IFRS 9. Upon adoption of IFRS 9, items previously disclosed as loans and receivables are now reported under amortised cost. There was no change to the measurement basis upon adoption of IFRS 9.

	Carrying value	Carrying value	Carrying value	Carrying value
	Cash and cash equivalents Amortised cost US$	Trade and other receivables Amortised cost US$	Other current assets Amortised cost US$	Total Amortised cost US$
Financial assets				
Cash and cash equivalents	94,744,165	-	-	94,744,165
Trade and other receivables	-	28,868,050	-	28,868,050
Security deposits	-	-	3,979,476	3,979,476
Other	-	-	61,769	61,769
	94,744,165	28,868,050	4,041,245	127,653,460

	Carrying value	Carrying value	Carrying value
	Trade and other payables Amortised cost US$	Lease liabilities Amortised cost US$	Total Amortised cost US$
Financial liabilities			
Trade and other payables	14,087,258	-	14,087,258
Lease liabilities	-	914,670	914,670
	14,087,258	914,670	15,001,928

Financial risk management objectives
The Group's finance function provides services to the business, co-ordinates access to domestic and international financial markets, and monitors and manages financial risks relating to the operations of the Group by exposing risks by degree and magnitude. These risks include market risk (including currency risk, interest rate and price risk), credit risk and liquidity risk.

The Group seeks to minimise these risks through continual review and selecting the most appropriate short-term strategy given the need for rapid access to funds for operational and developmental purposes, reflecting the Group's objectives to build international payment system capabilities and to deploy these capabilities globally. The Group uses derivative instruments as part of its overall strategy to manage exposure to market risks primarily associated with fluctuations in foreign currency. All derivatives are recorded at fair value either as assets or liabilities. As a matter of policy, the Group does not use derivatives for trading or speculative purposes. The Group's finance function has direct access to the Senior Leadership Team and the Board of Directors to advise on financial risk and the implementation of policy to mitigate risk exposures.

40

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 31. Financial instruments (continued)

Market risk
The Group's activities expose it primarily to the financial risks of changes in foreign currency exchange rates and interest rates. The Group enters into a variety of derivative financial instruments to manage its exposure foreign currency risk (see below).

The Group's activities result in minimal exposure to the financial risks of changes in foreign currency exchange rates and interest rates.

Foreign currency risk
The Group undertakes certain transactions denominated in foreign currency and is exposed to foreign currency risk through foreign exchange rate fluctuations.

During 2019, the Group used foreign currency forward contracts to manage exposure to changes in foreign currency exchange rates associated with operational forecasted foreign currency earnings and costs. These exposures relate to operational cash only; funds held on behalf of clients do not represent a foreign currency risk as they are payable in the currency so held. As of 31 December 2019, the Group has US$35.0 million (2018: US$65.0 million) of notional foreign currency forward contracts. During the year ended 31 December 2019, none of the derivative financial instruments used to manage foreign currency exposures were designated as accounting hedges.

The fluctuations in the fair value of foreign currency derivative financial instruments not designated as hedges for accounting purposes are recorded as a component of other income and expenses in the consolidated statement of comprehensive income. Gains on these foreign currency derivative financial instruments amounted to US$521,815 for the year ended 31 December 2019 (2018: US$418,837 in losses). The fluctuations in the fair values of derivative financial instruments partially offset the impact of the changes in the value of the underlying risks they are intended to economically hedge. As of 31 December 2019, the derivative contracts which hedge the foreign currency exposure had a net asset position of US$524,631(2018: US$517,567 net liability position) and cover transactions for a period not exceeding 12 months.

Interest rate risk management
The Group is not exposed to any significant interest rate risk. Existing treasury practices and management within the Group is sufficient to manage risks associated with fluctuations in interest rates.

Credit risk management
Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has a strict code of credit, including obtaining agency credit information, confirming references and setting appropriate credit limits. The Group obtains guarantees where appropriate to mitigate credit risk. The maximum exposure to credit risk at the reporting date to recognised financial assets is the carrying amount, net of any provisions for impairment of those assets, as disclosed in the statement of financial position and notes to the financial statements.

2019	Credit rating and expected credit loss approach	Gross carrying value	Loss allowance	Net carrying value
Cash and cash equivalents	Low risk: Lifetime ECL	94,744,165	-	94,744,165
Trade and other receivables	Footnote (a): Lifetime ECL	28,868,050	-	28,868,050
Security deposit	Footnote (b): Lifetime ECL	3,979,476	-	3,979,479
Other	Low risk: Lifetime ECL	61,769	-	61,769

(a) The Group determines the expected credit losses on these items based on historical credit loss experience on the past due status of the debtors, adjusted as appropriate to reflect current conditions and estimates of future economic conditions. As such, there has not been material credit losses on these financial assets based upon previous experience and management does not foresee any adverse change in circumstance in the foreseeable future. The Group's credit exposure is concentrated mainly in Singapore and Europe.

Trade and other receivables includes restricted cash funds to enable customers to expand their funding and transacting ability. Credit risk is mitigated by obtaining a bank guarantee issued by the customers' bank in favour of the Company, therefore reducing the ECL. Where a bank guarantee is not in place, other means of reducing credit risk are taken by regular credit monitoring of the customer and/or obtaining a corporate guarantee. Refer to note 33 for further information.

(b) Security deposits include restricted cash set aside for the purposes of securing office rentals and also collateral for payment solution product in the Asia Pacific and EMEA region. The Group determines the expected credit losses on these items based on historical credit loss experience on the past due status of the debtors, adjusted as appropriate to reflect current conditions and estimates of future economic conditions. There have not been material credit losses on these financial assets based upon previous experience and as such, no expected credit loss has been provided for in these financial statements.

Liquidity risk
Ultimate responsibility for liquidity risk management rests with the Board of directors, who have built an appropriate liquidity risk management framework for the management of the Group's short, medium and long-term funding and liquidity management requirements.

41

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 31. Financial instruments (continued) 42 The Group manages liquidity risk by maintaining adequate reserves and by continuously monitoring forecast and actual cash flows each month and matching the maturity profiles of financial assets and liabilities. The Group's policy is that creditors will be settled within 45 days of the financial year end. Note 32. Fair value of financial assets and liabilities The directors consider that the carrying amounts of financial assets and liabilities recorded at amortised cost in the financial statements approximate their fair values. Note 33. Income tax expense/(benefit) Income tax recognised in the consolidated statement of comprehensive income: Group Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ Current tax Current tax on profits for the year 6,013,482 7,031,328 Total current tax 6,013,482 7,031,328 Deferred tax Movement of deferred tax (1,365,903) (1,050,863) Total deferred tax benefit (1,365,903) (1,050,863) Total tax expense recognised in the current year relating to continuing operations 4,647,579 5,980,465 The statutory income tax expense for the year can be reconciled to the accounting profit as follows: Group Year ended 31 December 2019 Year ended 31 December 2018 US$ US$ Profit before tax from continuing operations 22,587,980 26,299,157 Income tax expense calculated at 0% (2018: 0%) Effect of different tax rates on subsidiaries in other jurisdictions 5,494,836 6,100,468 Effect of temporary differences - 9,862 Effect of FX differences 3,019 102,192 Effect of share-based payment expenses 52,910 1,073,745 Effect of concessions (research & development and other allowances) (539,796) (230,148) Deferred tax assets not previously recognised - (1,050,863) Tax losses carried forward 54,320 14,857 Prior period adjustment (474,885) (39,648) Effect of non-deductible expenses 57,175 - Statutory income tax expense relating to continuing operations 4,647,579 5,980,465 The parent is subject to Jersey income tax at the rate of 19% (2018: 0%).

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 33. Income tax expense/(benefit) (continued)

	Statutory income tax rate	Group Year ended 31 December 2019 US$	Group Year ended 31 December 2018 US$
eNett International (Jersey) Limited	19% (a)	289	-
eNett International Pty Ltd	30%	162,103	6,621
Travel Service Fees Pty. Ltd.	30%	-	-
eNett Services (Australia) Pty Ltd	30%	2,946,303	5,029,109
eNett International (NZ) Ltd	28%	4,355	6,184
eNett International USA, LLC	26%	137,816	(167,862)
eNett International (UK) Limited	19%	1,300,509	1,340,049
eNett Services Pte. Ltd.	17%	-	(7,479)
eNett International (Singapore) Pte. Ltd.	17%	1,461,632	823,693
eNett International (Austria) GmbH	25%	475	1,013
eNett Payment Solutions (Ireland) Limited	13%	-	-
eNett International (Hong Kong) Limited	16.5%	-	-
Movement in deferred tax		(1,365,903)	(1,050,863)
		4,647,579	5,980,465

(a) Effective from 1 January 2019, eNett International (Jersey) Limited is treated as an U.K. tax resident for corporation tax purposes. The central management and control over company strategy is effectively managed through Board meetings held primarily in the U.K. This management is irrespective of the place of incorporation and focuses on where the strategic decision-making takes place. As at 31 December 2019, the Company recognised a tax liability of US$289 at the prevailing corporation tax rate of 19% in the U.K.

33.1 Deferred tax balances

	Group As at 31 December 2019 US$	Group As at 31 December 2018 US$
(a) Deferred tax asset		
Deferred tax assets comprise temporary differences attributable to:		
Employee benefits	2,895,405	1,631,089
Property, plant, equipment and software	7,189	191,521
Other non-employee provisions and accruals	92,120	-
	2,994,714	1,822,610
Movements credited / (charged) to income statement:		
Carrying amount at beginning of period	1,822,610	-
Employee benefits	1,264,316	1,631,089
Property, plant, equipment and software	(184,332)	191,521
Other non-employee provisions and accruals	92,120	-
Carrying amount at end of the period	2,994,714	1,822,610

43

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 33. Income tax expense/(benefit) (continued) 44 Group As at 31 December 2019 As at 31 December 2018 US$ US$ (b) Deferred tax liability Deferred tax liability comprises temporary differences attributable to: Property, plant, equipment and software (1,620,734) (1,814,533) Movements credited / (charged) to income statement: Carrying amount at beginning of period (1,814,533) (1,042,786) Property, plant, equipment and software 193,799 (771,747) Carrying amount at end of period (1,620,734) (1,814,533) Net deferred tax asset 1,373,980 8,077 Note 34. Contingent liabilities The Group has entered into an agreement with certain key customers whereby each customer has issued an unconditional and irrevocable corporate guarantee to expand its funding and transacting capabilities. As at the end of the year, there were three customers the Group contracted with where this type of agreement is in place. In the event of non-payment by the customer, the Group bears this risk of non-payment and would be obliged to settle the shortfall funds. Management has assessed and appropriately mitigated this risk by obtaining an insurance policy with a third-party insurer where appropriate. All three customers are covered by a corporate guarantee. Management regularly assesses and monitors the customer’s risk profile accordingly to ensure the level of risk remains appropriate. In addition, the Group may utilise any unpaid rebates owing to the customer to further reduce the Group's exposure in the event of non-payment by the customer. No security is being provided by the Group and there is no fixed restriction on Group cash balances; however there is a requirement to maintain a calculated and variable minimum cash balance and a period for remediation if necessary. The value of contingent liabilities for the Group at the end of the year is US$nil (2018: US$nil).

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 45 Note 35. Reconciliation to United States Generally Accepted Accounting Principles ("US GAAP") The Financial statements as set out on pages 9 to 45 are prepared in accordance with IFRS as issued by the IASB and Interpretations issued by the International Financial Reporting Interpretations Committee of the IASB, which differ from those generally accepted in the United States (US GAAP). The significant differences, as they apply to the Group, are summarised below. This US GAAP information provides a reconciliation between total comprehensive income available for shareholders under IFRS and comprehensive income under US GAAP and also between total equity under IFRS and shareholders’ equity under US GAAP respectively. Material differences between IFRS and US GAAP applicable to the Group are summarised below Lease accounting for operating leases [Ref.1] There are differences for leases classified as operating leases under US GAAP, such as the Group's leased office space and equipment, and leases according to IFRS. Under Accounting Standards Codification ("ASC") 842, for operating leases, the amortisation of the right-of-use asset and interest expense related to the lease liability are recorded together as lease expense within occupancy expenses to produce a straight-line expense in the income statement. Under IFRS, the amortisation of the right-of-use asset and interest expense related to the lease liability is recorded under depreciation - right-of-use assets and finance costs, respectively. There are no differences relating to operating leases for the year ended 31 December 2018 under the ASC 840 and IAS 17 that require adjustment. Share-based payments [Ref.2] Share-based payments under US GAAP, where there is a performance target (i.e. a liquidity or sale event of all the issued shares of the Company) which may occur after an employee has met the required service period, is classified as a vesting condition and does not impact the fair value of the award. The Group’s US GAAP accounting policy is to only recognise share-based compensation costs which depend on the occurrence of a liquidity or sale event when the liquidity or sale event happens in a manner consistent with ASC 805-20- 55-50 and 55-51. Under IFRS, a performance target that may be met after an employee has served the required service period is classified as a non- vesting condition and is reflected in the measurement of the grant date fair value of an award. The impact of this difference results in charges for equity-settled [Ref.2.1] and cash-settled [Ref 2.2] share-based payments being recognised under IFRS, whereas under US GAAP no charge has been recognised for instruments which have a relevant performance target that may be met after a service period has been fulfilled. For the year ended 31 December 2018, the Group did not recognise a charge for such equity-settled or cash-settled share-based payments under IFRS and therefore, no adjustment is required under US GAAP. Transaction contingent employee retention payments [Ref.3] Transaction contingent costs under US GAAP, where payment is dependent upon a liquidity or sale event of all the issued shares of the Parent, are treated similarly to share-based payments whereby the fair value of the liability incorporates the performance condition of a liquidity event only when it is probable of being achieved. The Group’s US GAAP accounting policy is to only recognise these transaction contingent costs when the liquidity or sale event happens in a manner consistent with ASC 805-20-55-50 and 55-51. For the year ended 31 December 2018, the Group did not have any transaction contingent employee retention plans available to its employees and as such, there is no adjustment required under US GAAP. Employee payroll taxes and associated on-costs [Ref.4] Due to the adjustments required for share-based payments and transaction contingent employee retention plans outlined above, there is correspondingly an adjustment required to employee payroll taxes and associated on-costs for these items under US GAAP. For the year ended 31 December 2018, given there were no charges recognised for share-based payments as outlined in Ref.2, or transaction contingent employee retention plans as outlined in Ref.3, there are no adjustments required under US GAAP for employee payroll taxes and associated on-costs. Income Tax and Deferred taxes [Ref.5] Due to the items outlined above, there are corresponding adjustments required for deferred taxes. Deferred tax assets arise under IFRS on the timing differences of cash-settled share-based payments, transaction contingent employee retention payments and associated employee payroll taxes and on-costs. Such deferred tax assets would not be applicable under US GAAP for the year ended 31 December 2019. For the year ended 31 December 2018, given there were no charges recognised for share-based payments as outlined in Ref.2, or transaction contingent employee retention plans as outlined in Ref.3, there are no deferred tax adjustments required under US GAAP.

eNett International (Jersey) Limited
Notes to the consolidated financial statements
For the year ended 31 December 2019

Note 35. Reconciliation to United States Generally Accepted Accounting Principles ("US GAAP") (continued)

Administration expense [Ref.6]

The liabilities arising due to the adjustments for share-based payments, transaction contingent employee retention plans and employee payroll taxes and associated on-costs outlined above, resulted in unrealised foreign currency revaluation adjustments within the Group under IFRS. These unrealised foreign currency revaluation adjustments have been excluded under US GAAP.

For the year ended 31 December 2018, given there were no charges recognised for share-based payments as outlined in Ref.2, or transaction contingent employee retention plans as outlined in Ref.3, there are adjustments required to administration expense under US GAAP.

Foreign currency translation [Ref.7]

The results of the Company's subsidiaries under US GAAP have been converted to the reporting currency USD on consolidation.

For the year ended 31 December 2018, given there were no charges recognised for share-based payments as outlined in Ref.2, or transaction contingent employee retention plans as outlined in Ref.3, there are no foreign currency translation adjustments required under US GAAP.

Cash and cash equivalents

Under IFRS, cash held on behalf of clients is disclosed as part of cash and cash equivalents in the statement of financial position. Under US GAAP, these amounts would be considered restricted cash and presented as current assets. However, there is no difference in the presentation of the amounts in the statement of cash flows. The decrease in cash held on behalf of clients for the year ended 31 December 2019 was US$$2,806,192 (2018: US$4,312,502).

Total comprehensive income in accordance with US GAAP
The significant adjustments required to adjust total comprehensive income in accordance with IFRS to comprehensive income in accordance with US GAAP are:

	Reference	Group Year ended 31 December 2019 US$	Group Year ended 31 December 2018 US$
Profit after income tax expense for the year in accordance with IFRS		17,940,400	20,318,692
Adjustments:			
- Administration expense	6	(215,626)	-
- Employee benefits expense: Equity-settled share-based payment	2.1	370,662	-
- Employee benefits expense: Cash-settled share-based payment	2.2	6,714,352	-
- Employee benefits expense: Transaction contingent employee retention payments	3	787,317	-
- Employee benefits expense: Payroll taxes and associated on-costs	4	1,642,118	-
- Other expenses: Depreciation of right of use assets	1	978,491	-
- Other expenses: Occupancy	1	(1,059,363)	-
- Finance costs	1	80,872	-
- Income tax expense	5	(1,977,335)	-
Profit after income tax expense for the year in accordance with US GAAP		25,261,888	20,318,692
Other comprehensive income			
Items that may be reclassified subsequently to profit or loss			
- Foreign currency translation in accordance with IFRS		(92,911)	(84,175)
Adjustments:			
- Foreign currency translation arising from US GAAP adjustments	7	72,792	-
Total comprehensive income for the year per US GAAP		25,241,769	20,234,517

eNett International (Jersey) Limited Notes to the consolidated financial statements For the year ended 31 December 2019 Note 35. Reconciliation to United States Generally Accepted Accounting Principles ("US GAAP") (continued) 47 Total equity in accordance with US GAAP The significant adjustments required to convert total equity in accordance with IFRS to shareholders' equity in accordance with US GAAP are: Group Group As at 31 December 2019 As at 31 December 2018 Reference US$ US$ Total equity in accordance with IFRS 88,010,791 69,792,640 Adjustments - Trade and other payables 2.2,3,4,6 8,928,161 - - Deferred tax asset 5 (1,977,335) - - Foreign currency translation 7 72,792 Shareholders' equity in accordance with US GAAP 95,034,409 69,792,640